Exhibit 107

CALCULATION OF FILING FEE TABLES

Form F-1 Registration Statement

(Form Type)

Rogue Baron, Plc

(Exact Name of Registrant as Specified in its Charter)

________________________________________

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calcula- tion or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registra- tion Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Ordinary Shares, $.00 par value per share (3)	Rule 457(o)	30,000,000	$0.02	$240,000	$147.60 per million	$407.38

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities
	Total Offering Amounts	$900,000	$407.38
	Total Fees Previously Paid		$0
	Total Fee Offsets (4)		$0
	Net Fee Due		$407.38

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(2)	Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.
(3)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional Class A Ordinary Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(4)	Registrant does not have any fee offsets.